Exhibit 10.41

OXiGENE, Inc.
Description of Director Compensation Arrangement

     The Company pays each non-employee director an annual fee of $25,000 for service as a director of the Company and $1,500 for attendance at each board meeting. The Company pays each non-employee director who serves as chairman of a committee of the Board an annual fee of $7,500 and each committee member, including the Chairman, $1,000 for attendance at each committee meeting. In addition, non-employee directors are eligible to participate in the Company’s Amended and Restated 1996 Stock Incentive Plan (the “1996 Plan”). There are currently 2,500,000 shares of common stock reserved for issuance under the 1996 Plan. Upon the election of a non-employee director, such director is granted an option to purchase shares of common stock. Such options generally become exercisable in equal installments over a four year period on each anniversary of the grant, provided that the optionee is still a director of the Company at the opening of business on such date. Each option has a term of ten years. The exercise price for each option is equal to the last sale price for the common stock on the date of grant, as reported on the NASDAQ National Market. The exercise price may be paid in cash, shares of common stock or a combination of both.